Exhibit 2.1
STOCK PURCHASE AGREEMENT
DATED AS OF SEPTEMBER 28, 2007
AMONG
FIRST COMMUNITY BANCSHARES, INC.,
GREENPOINT INSURANCE GROUP, INC.
AND
SHAWN CURTIS CUMMINGS
AND JENNIFER HIRT CUMMINGS

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ANNEX A	FORM OF EMPLOYMENT AGREEMENT BETWEEN GIG AND SHAWN CURTIS CUMMINGS

ANNEX B	FORM OF EMPLOYMENT AGREEMENT BETWEEN GIG AND KENNETH REEVES DAVIS

ANNEX C	FORM OF EMPLOYMENT AGREEMENT BETWEEN GIG AND LISA J. BREWER

ANNEX D	ILLUSTRATION OF OPERATION OF PROVISIONS IN SECTION 5.11

ANNEX E	AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (COMMERCIAL)

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     STOCK PURCHASE AGREEMENT, dated as of September 28, 2007 (this “Agreement”), among First Community Bancshares, Inc. (“FCBI”), Greenpoint Insurance Group, Inc. (“GIG”) and Shawn Curtis Cummings and Jennifer Hirt Cummings (each, a “Stockholder” and collectively, the “Stockholders”).
RECITALS
     A. GIG. GIG is a North Carolina corporation, having its principal place of business in High Point, North Carolina.
     B. FCBI. FCBI is a Nevada corporation, having its principal place of business in Bluefield, Virginia.
     C. Board Action. The respective Boards of Directors of each of FCBI and GIG have determined that it is in the best interests of their respective companies and their stockholders to consummate the Transaction provided for herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
     “Actual EBT” has the meaning set forth in Section 2.01(b)(vii).
     “Acquisition Proposal” has the meaning set forth in Section 5.07.
     “Affiliate” of any Person or entity means any stockholder or Person or entity controlling, controlled by under common control with such Person or entity, or any director, officer or key executive of such entity or any of their respective relatives. For purposes of this definition, “control”, when used with respect to any Person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.
     “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 8.02.
     “Average Share Price” has the meaning set forth in Section 2.01(b)(vii).
     “Bank” means First Community Bank, National Association, a wholly-owned Subsidiary of FCBI.

     “Benefit Plans” has the meaning set forth in Section 4.03(n)(i).
     “Business” means all right, title and interest of GIG in and to any and all rights, properties, property rights, proprietary information, assets, goodwill, or expectancies relating to the insurance agency and brokerage business of GIG and its Subsidiaries, whether tangible or intangible, real, personal or mixed, including receivables due or paid on or after the Closing Date, Insurance Contracts, Expirations, Commissions, and Records.
     “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Virginia are authorized or obligated to close.
     “Change in Control” means the occurrence of any of the following events subsequent to the date of this Agreement: (i) the acquisition of control of FCBI as defined in the Change in Bank Control Act of 1978, as amended, 12 U.S.C. § 1842(3), or any successor to such sections; (ii) an event that would be required to be reported in response to Item 1.01 of Form 8 K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Exchange Act, or any successor thereto, whether or not any class of securities of FCBI is registered under the Exchange Act; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of FCBI, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of FCBI representing 25% or more of the combined voting power of FCBI’s then outstanding securities; (iv) the sale or other disposition of all or substantially all of the assets of FCBI; (v) the sale or other disposition of all or substantially all of the assets of GIG or GIG Common Stock to an entity which is not affiliated with, or otherwise controlled by, FCBI or an Affiliate of FCBI; or (vi) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of FCBI or GIG cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two thirds of the directors of each corporate entity then still in office who were directors of the corporate entity in question at the beginning of the period. For the purpose of clarity, the parties hereto agree that a “Change in Control” shall not be deemed to have occurred if (a) FCBI engages in a transaction in which FCBI either merges with another company or, along with another company, consolidates into a new entity which issues its newly issued shares to the shareholders of FCBI and the other company and, under either scenario, the shareholders of FCBI end up at the conclusion of such transaction with not less than 40% of the outstanding equity securities of the resulting company, or (b) GIG engages in a transaction in which it is either merged with or becomes a Subsidiary of another company, in either case, which is owned or controlled by FCBI or an Affiliate of FCBI.
     “Closing” and “Closing Date” have the meanings set forth in Section 2.04.
     “Closing Payment” has the meaning set forth in Section 2.01(b).

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commissions” means all present and future rights to commissions, fees and income paid or payable to GIG or any of its Subsidiaries on and after the Closing Date arising out of or in connection with the existing insurance policies, accounts and insurance agency and brokerage business of GIG and its Subsidiaries.
     “Competing Business” shall mean any business or enterprise that sells or provides a product or service that is the same or similar to a product or service (i) that GIG or any of its Subsidiaries is then selling or providing and was selling or providing as of the Closing Date and (ii) at any time during the twelve (12) months prior to the Closing Date in which Mr. Shawn Cummings was involved to which Mr. Cummings’ responsibilities related or about which Mr. Cummings had access to Confidential and Proprietary Information.
     “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the Business or financial condition of GIG, its Subsidiaries or any Affiliate of GIG or its Subsidiaries, or any of GIG’s, its Subsidiaries’ or any of their Affiliate’s trade secrets, including, without limitation, all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information regardless of how stored or recorded relating to the Business, including, but not limited to, its Insurance Contracts, Expirations, Records, finances, contemplated acquisitions, business plans, compensation systems, incentive programs, prospective customers, marketing, investigation, surveys, research, computer systems, employees, and customers (including lists of customers and former customers and information relating to the products or services that customers or former customers purchased); and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of a Stockholder, the knowledge of which gives or may give GIG, its Subsidiaries or any Affiliate of GIG or its Subsidiaries an advantage over any Person not possessing such information. For purposes hereof, the term “Confidential and Proprietary Information” shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by a Stockholder or (ii) was disclosed to a Stockholder by a Person who he did not reasonably believe was bound to a confidentiality or similar agreement with FCBI or GIG.
     “Covered Employee” shall mean any Person who has been employed by GIG, its Subsidiaries or any of its Affiliates, with whom Mr. Shawn Cummings worked or about whom Mr. Cummings had access to Confidential and Proprietary Information on or within the twelve (12) months prior to the date of any action prohibited by Section 5.09(d).
     “Covered Period” shall mean five years after the Closing Date.
     “DOL” has the meaning set forth in Section 4.03(n)(i).
     “Derivatives Contract” has the meaning set forth in Section 4.03(r).

     “Disclosure Schedule” has the meaning set forth in Section 4.01.
     “Earn-Out Payments” has the meaning set forth in Section 2.01(b).
     “EBT” has the meaning set forth in Section 2.01(b).
     “Effective Time” has the meaning set forth in Section 2.04.
     “Effectiveness Period” has the meaning set forth in Section 5.03(a).
     “Employees” has the meaning set forth in Section 4.03(n)(i).
     “Environmental Laws” has the meaning set forth in Section 4.03(p).
     “Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.
     “Equity Security” means any stock (other than adjustable-rate preferred stock or money market (auction rate) preferred stock), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 4.03(n)(iii).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Expenses” has the meaning set forth in Section 2.01(b)(vii).
     “Expirations” means all customer lists, all records concerning insurance accounts or policies obtained or compiled by GIG or its Subsidiaries during the course of their insurance business, all expirations of such insurance policies and records thereof, and all rights to and under insurance policies sold by GIG or its Subsidiaries and in force as of the Closing Date and to the renewals thereof (whether such rights exist or are derived pursuant to any of the Insurance Contracts or otherwise).
     “Fair Value” shall be the value of a FCBI option determined by using the Black-Scholes formula determined by using data as set forth on Bloomberg or a comparable data site.

     “FCBI” has the meaning set forth in the preamble to this Agreement.
     “FCBI Articles” means the Articles of Incorporation of FCBI, as amended.
     “FCBI Benefit Plans” has the meaning set forth in Section 5.09(a).
     “FCBI Board” means the Board of Directors of FCBI.
     “FCBI Bylaws” means the Bylaws of FCBI, as amended.
     “FCBI Common Stock” means the common stock, $1.00 par value per share, of FCBI.
     “FCBI Preferred Stock” means the preferred stock of FCBI.
     “FCBI Regulatory Authorities” has the meaning set forth in Section 4.05(j)(i).
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Federal Reserve Bank” means the Federal Reserve Bank of Richmond.
     “GAAP” means accounting principles generally accepted in the United States of America.
     “GIG” has the meaning set forth in the preamble to this Agreement.
     “GIG Articles” means the Articles of Incorporation of GIG.
     “GIG Board” means the Board of Directors of GIG.
     “GIG Bylaws” means the Bylaws of GIG.
     “GIG Common Stock” means the common stock of GIG.
     “GIG Financial Statements” means (i) the compiled financial statements of GIG for the years ended December 31, 2006, 2005 and 2004, comprised of balance sheets as of December 31, 2006, 2005 and 2004 and income statements, statements of retained earnings and statements of cash flow, in each case, for each of the years ended December 31, 2006, 2005 and 2004, accompanied by notes to such financial statements, and (ii) the balance sheets and the income statements of GIG as of and for the six months ended June 30, 2007 and for every month-end subsequent thereto which is prior to the Closing Date.
     “Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.
     “Gross Revenues” has the meaning set forth in Section 2.01(b)(vii).
     “Hazardous Substance” has the meaning set forth in Section 4.03(p).

     “Holdback Payments” has the meaning set forth in Section 2.01(b).
     “Hurdle” has the meaning set forth in Section 5.11(c).
     “Independent Accountants” has the meaning set forth in Section 2.01(b)(vi).
     “Insurance Contracts” means all contracts and agreements for insurance products between GIG (or the Stockholders or other employees of GIG) and any insurance company, carrier, broker, underwriter, producer, insurance agency or agent, or other such firms or Persons as of the Closing Date.
     “Insurance Policies” has the meaning set forth in Section 4.03(w).
     “Investment Company Act” means the Investment Company Act of 1940, as amended, and all rules and regulations of the SEC thereunder.
     “IRS” has the meaning set forth in Section 4.03(n)(i).
     “Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.
     “Material Adverse Effect” means, with respect to FCBI or GIG, any effect that (i) is material and adverse to the financial position, results of operations or business of FCBI and its Subsidiaries taken as a whole or to the financial position, results of operations or Business of GIG, as the case may be, or (ii) would materially impair the ability of any of FCBI and its Subsidiaries or GIG, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP and (c) with respect to GIG, the effects of any action or omission taken with the prior consent of FCBI or as otherwise contemplated by the Agreement.
     “Material Contracts” has the meaning set forth in Section 4.03(l)(i).
     “Measurement Period(s)” means the periods used for determining entitlement to Holdback Payments and are the following five (5) periods, as applicable: (i) the first Measurement Period is the time from the Closing Date until March 31, 2008; (ii) the second Measurement Period is the time from the day after March 31, 2008 until the second anniversary of the Closing Date; (iii) the third Measurement Period is the time from the day after the second anniversary of the Closing Date until the third anniversary of the Closing Date; (iv) the fourth Measurement Period is the time from the day after the third anniversary of the Closing Date until the fourth anniversary of the Closing Date; and (v) the fifth Measurement Period is the time from the day after the fourth anniversary of the Closing Date to the fifth anniversary of the Closing Date.
     “Nasdaq” means The Nasdaq Global Market or such other securities exchange on which FCBI Common Stock may be listed.

     “National Labor Relations Act” means the National Labor Relations Act, as amended.
     “OCC” means the Office of the Comptroller of the Currency.
     “Payment Election” means, with respect to any entitlement by a Stockholder to receive an Earn-Out Payment, the election by such Stockholder as to the form of consideration which is available to be paid to such Stockholder, as specified in Section 2.01(b)(iii).
     “Pension Plan” has the meaning set forth in Section 4.03(n)(ii).
     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.
     “Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.
     “Prospectus” has the meaning set forth in Section 5.03(a).
     “Qualifying Earnings” has the meaning set forth in Section 5.11(c) hereof.
     “Records” means all books, records, files, correspondence, research data and work in process as of the Closing Date pertaining to the Business of the current or former insurance agency and brokerage business of GIG.
     “Restricted Area” means 100 miles of any location where GIG is providing a product or service (i) that is the same or similar to that being provided by a Competing Business and (ii) at any time during the twelve (12) months prior to the Closing Date, in which Mr. Shawn Cummings was involved, to which Mr. Cummings’ responsibilities related, or about which Mr. Cummings had access to Confidential and Proprietary Information.
     “Review Period” has the meaning set forth in Section 2.01(b)(vi).
     “Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Securities Documents” has the meaning set forth in Section 4.05(g)(i).
     “Statement” has the meaning set forth in Section 2.01(b)(vi).

     “Stockholders” has the meaning set forth in the preamble to this Agreement.
     “Strike Price” means, with respect to an election by a Stockholder to receive one or more Earn-Out Payments in options to acquire FCBI Common Stock, the closing price of a share of FCBI Common Stock as reported on the Nasdaq as of the close of business on the date that a Payment Election is received by FCBI from such Stockholder. The Strike Price of any such option provided pursuant to a Payment Election shall also be the exercise price of such options.
     “Subsequent Installment Dates” shall be the date which is the last day of each Measurement Period.
     “Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.
     “Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
     “Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.
     “Transaction” has the meaning set forth in Section 2.01(a).
     “Transaction Consideration” means the aggregate of the Closing Payment and, if applicable, the Holdback Payments and the Earn-Out Payments that shall be paid to the Stockholders in exchange for their shares of GIG Common Stock pursuant to the provisions of Article II.
ARTICLE II
THE TRANSACTION
     2.01 Purchase and Sale of GIG Common Stock.
          (a) Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Effective Time, the Stockholders shall sell and deliver to FCBI, and FCBI shall purchase and accept from the Stockholders, all of the shares of GIG Common Stock held by the Stockholders as set forth on Schedule 4.04(a) of GIG’s Disclosure Schedule. The GIG Common Stock shall constitute all of the outstanding shares (and all of the direct or indirect Rights to acquire any shares, to the extent any such Rights exist) of capital stock of GIG. The consummation of the purchase and sale of the GIG Common Stock for the Transaction Consideration is collectively referred to herein as the “Transaction.”

          (b) Transaction Consideration. In consideration of the purchase and sale of the GIG Common Stock pursuant to Section 2.01(a) hereof, FCBI shall make an aggregate initial payment to the Stockholders (the “Closing Payment”) plus, solely if each of the specific conditions set forth in this Section 2.01(b) are satisfied, (A) payments to the Stockholders based on the achievement (as specified in Sections 2.01(b)(ii)(A) and 2.01(b)(iii)(A) hereof) of minimum annualized revenues (the “Holdback Payments”), and (B) payments to the Stockholders based on the achievement of minimum earnings-before-taxes (“EBT”) targets (the “Earn-Out Payments”). Each of the Stockholders hereby agrees that his interest in each of the Closing Payment, and, if applicable, any Holdback Payments and any Earn-Out Payments, shall be equal to his ownership interest (expressed as a percentage) in GIG as of the date of this Agreement as set forth in Section 4.04(a) of the GIG Disclosure Schedule. Each of the Stockholders agrees that the payment of any Holdback Payments and Earn-Out Payments is conditioned upon Mr. Shawn Cummings continuing to be employed by GIG for the full Measurement Period in question, and, unless Mr. Cummings’ employment with GIG shall have been terminated by GIG without cause or due to death or disability (as such terms are defined in the employment agreement set forth in Annex A hereto) or as the result of a Change in Control of FCBI or GIG, FCBI shall have no obligation to make such payments and shall not make such payments if this requirement is not satisfied. Each of the Stockholders further agrees that if the conditions set forth below in Section 2.01(b)(ii)(A) or 2.01(b)(iii)(A) for any Holdback Payments or the Earn-Out Payments (taking into consideration Section 2.01(b)(iii)(A)(iii)) are not satisfied, FCBI shall have no obligation to make any such payments and shall not make any such payments.
     (i) The Closing Payment shall be payable on the Closing Date and shall consist of a number of whole shares of FCBI Common Stock which shall have an aggregate value equal to one million six hundred fifty-seven thousand seven hundred thirty dollars ($1,657,730), based on the Average Share Price, plus cash in lieu of any fractional share interest. The Closing Payment is intended to represent at least fifty percent (50%) of the maximum Transaction Consideration payable pursuant to this Agreement.
     (ii) Subject to adjustment as provided in Section 2.01(b)(viii) hereof, the aggregate Holdback Payments available to Stockholders is $284,763 (or $52,309 for the first Measurement Period, $55,150 for the second Measurement Period, $57,080 for the third Measurement Period, $59,078 for the fourth Measurement Period and $61,146 for the fifth Measurement Period). To the extent that a Holdback Payment is earned, Holdback Payments shall be payable as promptly as practical following agreement of the parties as to the amount of the Holdback Payment to be made, and not later than sixty (60) days after the applicable Subsequent Installment Date, and shall be paid in a number of whole shares of FCBI Common Stock which shall have an aggregate value equal to the amount entitled to be paid hereunder, based on the Average Share Price, plus cash in lieu of any fractional share interest, provided, however, that if the Average Share Price as so determined is less than the Average Share Price determined in connection with the Closing Date, or the previous Subsequent Installment Date, as the case may be, then notwithstanding the foregoing, FCBI shall have the right to make such payment in cash. The Stockholders’ entitlement to receive a Holdback Payment not later than sixty (60)

days after an applicable Subsequent Installment Date shall be subject to satisfaction of the condition set forth in (A) below.
          (A) The Stockholders shall be entitled to receive a Holdback Payment only to the extent that GIG has achieved minimum annualized Gross Revenues of $2,794,774, $3,074,251, $3,381,677, $3,719,844 and $4,091,829 for the applicable respective Measurement Period.
     (iii) Subject to adjustment as provided in Section 2.01(b)(viii) hereof, the aggregate Earn-Out Payments available to Stockholders is $1,167,580 (or $214,476 for the first Measurement Period, $226,125 for the second Measurement Period, $234,039 for the third Measurement Period, $242,231 for the fourth Measurement Period and $250,709 for the fifth Measurement Period). To the extent that an Earn-Out Payment is earned, Earn-Out Payments shall be payable as promptly as possible following agreement of the parties as to the amount of the Earn-Out Payment to be made, and not later than sixty (60) days after the applicable Subsequent Installment Date and may be paid: (a) in a number of whole shares of FCBI Common Stock which shall have an aggregate value equal to the amount entitled to be paid hereunder, based on the Average Share Price, plus cash in lieu of any fractional share interest, provided, however, that if the Average Share Price as so determined is less than the Average Share Price determined in connection with the Closing Date, or the previous Subsequent Installment Date, as the case may be, then notwithstanding the foregoing, FCBI shall have the right to make such payment in cash (b) in cash, or (c) by receipt of an option to acquire FCBI Common Stock, with the number of shares of FCBI Common Stock subject to options to be determined by dividing the aggregate consideration due to be paid hereunder by the Fair Value. Each Stockholder shall be required to provide written notice of his or her Payment Election to FCBI not less than 60 days prior to the date of the required payment. The Stockholders’ entitlement to receive an Earn-Out Payment not later than sixty (60) days after an applicable Subsequent Installment Date shall be subject to the satisfaction of the condition set forth in (A) below.
          (A) (i) The Stockholders shall be entitled to receive an Earn-Out Payment only to the extent that GIG shall have achieved EBT targets of at least $330,000 for 2007, $690,000 for 2008, $1,100,000 for 2009, $1,600,000 for 2010 and $2,200,000 for 2011 (the “EBT Targets”).
               (ii) If actual EBT of GIG for any year as to which there is an EBT Target is less than the EBT Target for such year, the applicable Earn-Out Payment shall be reduced according to the following formula:
(Actual EBT minus Prior Year’s EBT) divided by (EBT Target minus Prior Year’s EBT) multiplied by the applicable Earn-Out Payment.
For purposes of the foregoing, “Prior Year’s EBT” means the year which is two years prior to the year in which the Subsequent Installment Date in question occurs. Solely for purposes of illustration, in connection with the 2009 Subsequent Installment Date, if Actual EBT for 2008 is

less than the EBT Target for that year, for purposes of the equation above, “Prior Year’s EBT” shall mean the Actual EBT for 2007.
               (iii) To the extent that an Earn-Out Payment is reduced pursuant to Section 2.01(b)(iii)(A)(ii) solely by virtue of Actual EBT amounting to less than an EBT Target for a given year, the amount so reduced may be paid on the next Subsequent Installment Date after the original EBT Target is achieved; provided, however, that no payments shall be made for prior EBT Targets that were not timely achieved after the last Subsequent Installment Date.
     (iv) In any given year, the Stockholders may become vested with respect to the achievement of an EBT Target which has been established for a subsequent year, but only to the extent that GIG’s Actual EBT meets the EBT Target for such year on a cumulative basis. Solely for purposes of illustration, in order for the Stockholders to be vested during 2008 in the EBT Target for 2009, GIG would have to end 2008 with Actual EBT of $1,790,000 (which is equal to the $690,000 EBT Target for 2008 plus the $1,100,000 EBT Target for 2009). As illustrated by the example in the preceding sentence, the determination of whether an EBT Target for a subsequent year has been met shall not be made until the end of the given calendar year. Notwithstanding the achievement of an EBT Target for a subsequent year, the Earn-Out Payment to be made with respect thereto shall not be paid earlier than otherwise due to be paid under this Agreement, and shall be subject to the conditions set forth in Section 2.01(b).
     (v) Any Holdback Payment and/or Earn-Out Payment due to the Stockholders in accordance with the terms hereof, shall be paid by FCBI to the Stockholders within three Business Days following expiration of the appropriate Review Period, as defined in Section 2.01(b)(vi) below, provided that if any such amount is in dispute, such disputed amount shall be paid, to the extent appropriate, within three Business Days following the resolution of the dispute as set forth in Section 2.01(b)(vi).
     (vi) Within 15 days after the end of any applicable Subsequent Installment Date, FCBI shall prepare and deliver to the Stockholders a statement setting forth in reasonable detail the calculation of GIG’s Gross Revenues or Actual EBT, as the case may be, for the period in question and the aggregate Holdback Payment and/or Earn-Out Payment payable to the Stockholders for such period as a result of such Gross Revenues or Actual EBT, as the case may be (the “Statement”). The Stockholders shall have the right to fully review each Statement relating thereto during the 20 days after such Statement has been made available for their review (the “Review Period”). If the Stockholders believe that any adjustments should be made to the Statement, the Stockholders shall give FCBI written notice of such adjustments. If FCBI agrees with the adjustments proposed by the Stockholders, the adjustments shall be made to such Statement. If there are any proposed adjustments that are disputed by FCBI, the Stockholders and FCBI shall negotiate in good faith to resolve all disputed adjustments. If after a period of five days following the date on which the Stockholders give FCBI written notice of their proposed adjustments, any such adjustments remain disputed, then the independent public accountants of FCBI at such time (the “Independent Accountants”) shall be engaged to resolve any remaining disputed adjustments. The decision of the Independent Accountants with respect to the proposed adjustments shall be conclusive and binding on the parties. The parties shall use their reasonable best efforts to cause the Independent Accountants to resolve any remaining disputed adjustments as promptly as possible. FCBI shall pay the cost of preparing the Statement. If the Stockholders propose any adjustments to the Statement, (i) the Stockholders shall pay the costs and expenses of the Independent Accountants if the disputed adjustments are resolved in favor of FCBI and (ii) FCBI shall pay such costs and expenses if the disputed adjustments are resolved in favor of the Stockholders. If the disputed adjustments are resolved in part in favor of FCBI and in part in favor of the Stockholders, FCBI and the Stockholders shall share such costs and expenses in proportion to the aggregate of the proposed dollar adjustments resolved in favor of FCBI compared to the aggregate of the proposed dollar adjustments resolved in favor of the Stockholders.
     (vii) For purposes of this Agreement, (1) the “Average Share Price” shall mean the average of the closing sales price of a share of FCBI Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 20 trading-day period ending with the close of business (x) on the fifth Business Day preceding the Effective Time with respect to the Closing Payment, (y) on (i) March 31, 2008 (in the case of the first Holdback Payment and/or Earn-Out Payment) and (ii) the second, third, fourth and fifth anniversary of the Closing Date, as applicable, with respect to subsequent Holdback Payments and/or Earn-Out Payments, as applicable, and (z) if applicable, the date that FCBI determines that GIG has Qualifying Earnings pursuant to Section 5.11(c) hereof, (2) “Gross Revenues” shall mean commission income, interest income, service fees, dividend income, contingent income from insurance companies and any other miscellaneous income or revenues less any returned commissions and broker fees, but shall not include any income resulting from extraordinary transactions that are not conducted in the course of normal day to day operations, (3) “Actual EBT” shall mean Gross Revenues less Expenses of GIG, and (4) “Expenses” shall mean operating, selling and administrative expenses of GIG, which shall include compensation, benefits, bonuses and incentives, less applicable federal state and local income taxes, amortization of intangible assets directly related to this Transaction and any general allocation of corporate overhead of FCBI or its Subsidiaries. For purposes of clarification only and not by way of limitation, it is intended that “Expenses” hereunder shall include (i) the costs to GIG of legal, accounting and any other expenses incurred in furtherance of this Transaction; (ii) costs associated with payments made pursuant to Section 5.11 hereunder; and (ii) interest charges which may be incurred on debt which is issued in connection with any future acquisitions made by GIG after the Closing Date.
     (viii) Until such time as any FCBI Common Stock distributed pursuant to this Agreement is registered for resale pursuant to the Securities Act, the Stockholders understand that FCBI Common Stock that is distributed hereunder as the Closing Payment as well as any FCBI Common Stock which may be distributed hereunder as a Holdback Payment and/ or as an Earn-Out Payment, shall bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW, AND THESE SECURITIES

HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER SUCH ACT OR A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO FIRST COMMUNITY BANCSHARES, INC. THAT AN EXEMPTION FROM REGISTRATION FOR SUCH SALE, OFFER, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ASSIGNMENT IS AVAILABLE UNDER SUCH ACT AND SUCH STATE LAWS.
     (ix) Notwithstanding anything herein to the contrary and pursuant to clauses (d) and (e) of Section 5.08 hereof, any Holdback Payment and/or Earn-Out Payment due hereunder shall be adjusted on a dollar for dollar basis for any liability or indemnification which FCBI or GIG becomes liable for as a result of transactions or actions taken by GIG or any of its employees prior to the Effective Time.
     2.02 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of FCBI Common Stock shall be issued in the Transaction. Each Stockholder who otherwise would have been entitled to a fraction of a share of FCBI Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the applicable Average Share Price of FCBI Common Stock, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
     2.03 Withholding Rights. FCBI shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to the Stockholders such amounts as FCBI is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Stockholders by FCBI.
     2.04 Effective Time; Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the consummation of the Transaction, but subject to the fulfillment or waiver of those conditions), the Transaction shall become effective upon the completion of the Closing (“Effective Time”). A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of Patton Boggs LLP in Washington, D.C., on the fifth business day following the satisfaction or waiver of all closing conditions, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to FCBI and the Stockholders the opinions, certificates and other documents required to be delivered under Article VI hereof.

ARTICLE III
ACTIONS PENDING TRANSACTION
     3.01 Forbearances of GIG. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of FCBI, GIG will not and the Stockholders will not permit GIG to:
          (a) Ordinary Course. Conduct the Business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and FCBI the goodwill of the customers and clients of GIG and others with whom business relations exist.
          (b) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.
          (c) Dividends; Etc. (i) Except as Previously Disclosed with respect to pre-closing distributions of cash that has been agreed to by the parties, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of GIG Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of GIG or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments).
          (e) Hiring. Hire any person as an employee of GIG or promote any employee.
          (f) Benefit Plans. Enter into, establish, adopt or amend, or make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of GIG or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.
          (g) Dispositions. Except with respect to the dispositions contemplated by Section 6.03(f) hereof, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of the Business or its properties.
          (h) Acquisitions. Except as Previously Disclosed, acquire (other than by way of acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary and usual course of the Business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.
          (i) Capital Expenditures. Make any capital expenditures in excess of $5,000.00.
          (j) Governing Documents. Amend the GIG Articles or the GIG Bylaws.
          (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.
          (l) Contracts. Except as Previously Disclosed, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.
          (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which GIG is or becomes a party after the date of this Agreement.
          (n) Operations. Enter into any new line of business; change its investment, underwriting, risk and asset liability management and other operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.
          (o) Derivatives Contracts. Enter into any Derivatives Contract.
          (p) Indebtedness. Incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.
          (q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary course of the Business consistent with past practice) any debt security or Equity Investment.
          (r) Investments in Real Estate. Make any investment or commitment to invest in real estate (other than by way of acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case, in the ordinary course of the Business consistent with past practice).
          (s) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Transaction set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

          (t) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
     3.02 Forbearances of FCBI. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of GIG, FCBI will not, and will cause each of its Subsidiaries not to:
          (a) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Transaction set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.
          (b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     4.01 Disclosure Schedules. On or prior to the date hereof, FCBI has delivered to GIG a schedule and GIG and the Stockholders have delivered to FCBI a schedule (respectively, a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.03, 4.04 or 4.05 or to one or more of its covenants contained in Article V; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 4.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.
     4.02 Standard. No representation or warranty of GIG and/or the Stockholders or FCBI contained in Sections 4.03, 4.04 or 4.05, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances is inconsistent with any representation or warranty contained in Sections 4.03, 4.04 or 4.05, and has had or is reasonably likely to have a Material Adverse Effect on the party or parties making such representation or warranty.

     4.03 Representations and Warranties of GIG and the Stockholders. Subject to Sections 4.01 and 4.02, GIG and the Stockholders hereby represent and warrant to FCBI:
          (a) Organization, Standing and Authority. GIG is duly organized, validly existing and in good standing as a corporation under the laws of the State of North Carolina. GIG is duly qualified to conduct the Business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of the Business requires it to be so qualified. GIG has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to conduct the Business as now conducted.
          (b) GIG Common Stock. The authorized capital stock of GIG consists solely of 100,000 shares of GIG Common Stock, of which 100 shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of GIG Common Stock were held in treasury by GIG or otherwise directly or indirectly owned by GIG. The outstanding shares of GIG Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of GIG Common Stock have been issued in violation of the preemptive rights of any Person. There are no shares of GIG Common Stock reserved for issuance, GIG does not have any Rights issued or outstanding with respect to GIG Common Stock and GIG does not have any commitment to authorize, issue or sell any GIG Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters which stockholders of GIG may vote are outstanding.
          (c) Subsidiaries.
          (i) GIG has no presently operational Subsidiaries. GIG’s Disclosure Schedule sets forth a list of all of its former Subsidiaries, together with the jurisdiction of organization of each such Subsidiary and evidence from the state of incorporation of each former Subsidiary as to the dissolution of each such Subsidiary and the lack of any outstanding tax liabilities with respect to each former Subsidiary. None of the former Subsidiaries have conducted any business and there are no liabilities outstanding related to such former Subsidiaries or any outstanding claims made that relate to such former Subsidiaries.
          (ii) Except as set forth in GIG’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, GIG does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.
          (d) Corporate Power. GIG has the corporate power and authority to carry on the Business as it is now being conducted and to own all its properties and assets; and GIG has the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities.

          (e) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of GIG and the GIG Board on or prior to the date hereof. GIG has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FCBI, this Agreement is a valid and legally binding obligation of GIG, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (f) Regulatory Approvals; No Defaults.
          (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by GIG in connection with the execution, delivery or performance by GIG of this Agreement or to consummate the Transaction.
          (ii) The execution, delivery and performance of this Agreement by GIG and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of GIG or to which GIG or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the GIG Articles or the GIG Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
          (g) Financial Statements; Undisclosed Liabilities.
          (i) Each of the balance sheets contained in the GIG Financial Statements fairly presents, or will fairly present, the financial position of GIG as of its date, and each of the income statements, statements of retained earnings and statements of cash flow in such GIG Financial Statements fairly presents, or will fairly present, the results of operations of GIG for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.
          (ii) Since June 30, 2007, except as Previously Disclosed, GIG has not incurred any liability other than in the ordinary course of the Business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).
          (iii) Since June 30, 2007, (A) GIG has conducted the Business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to GIG, and (C) there has been no materially adverse change in the relationships or agreements between GIG, the Stockholders and any insurance carriers or under any Insurance Contracts.
          (h) Insurance Contracts.
          (i) Except as Previously Disclosed, (a) each Insurance Contract is in full force and effect in accordance with its terms, (b) there has been no breach or notice of termination (with respect to nonpayment or otherwise) by any party thereto, (c) neither GIG, its Subsidiaries nor any of their officers, directors, employees or agents has done any act or thing which has resulted or may in the future result in the loss of any rights thereunder (including any rights in or to or the unrestricted use and control of any customer lists or Expirations or Records or rights to or with respect to any insurance policies in force or to renewals thereof) and (d) if necessary under the law of each appropriate jurisdiction, each Insurance Contract has been filed with and approved by the appropriate regulatory agency or body.
          (ii) GIG has no knowledge or reason to believe that any party to any Insurance Contract will not recognize FCBI’s acquisition of GIG’s business and its rights under that party’s Insurance Contract following the Closing Date.
          (iii) All insurance policies sold by GIG or any former Subsidiaries and reflected on its books and records on the date of this Agreement as being outstanding and in effect are, and will be as of the Closing Date, validly existing policies and have been written in conformity with all applicable laws, rules and regulations and with the underwriting standards or other requirements imposed on GIG by the respective insurance companies, carriers or underwriters on whose behalf they were issued, and such policies are in force and underwritten by the companies, carriers or underwriters indicated for such policies on GIG’s books and records.
          (i) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against GIG and, to GIG’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. GIG is not a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect with respect to GIG.
          (j) Regulatory Matters.
          (i) Neither GIG, nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of it (collectively, the “GIG Regulatory Authorities”).
          (ii) GIG has not been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any GIG Regulatory Authority that such GIG Regulatory Authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
     (k) Compliance With Laws. GIG:
          (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting the Business;
          (ii) as Previously Disclosed, have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the insurance regulators of all states in which GIG does or has (directly or through Subsidiaries) conducted the Business or in which it is or has been (directly or through Subsidiaries) licensed, and (ii) other Governmental Authorities or GIG Regulatory Authorities;
          (iii) have all permits, licenses, authorizations, orders and approvals of all Governmental Authorities that are required in order to permit GIG to own or lease its properties and to conduct the Business as presently conducted (including specifically, but not by way of limitation, licenses for officers, employees and agents whose activities result in the requirement that they be licensed by the appropriate licensing authorities of the states in which the Business is conducted); all such permits, licenses, certificates of authority, orders and approvals, each of which has been Previously Disclosed, are in full force and effect, GIG, and its officers, employees and agents are in good standing in each of such states where the Business is conducted and, to GIG’s knowledge, no suspension or cancellation of any of them is threatened; and
          (iv) has received, since December 31, 2001, no notification or communication from any Governmental Authority (A) asserting that GIG is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to GIG’s knowledge, do any grounds for any of the foregoing exist).
     (l) Material Contracts; Defaults.
          (i) Except as Previously Disclosed, GIG is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of GIG to indemnification, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (D) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $5,000 per annum or (E) which materially restricts the conduct of the Business by GIG (collectively, “Material Contracts”). GIG has

Previously Disclosed and made available to FCBI true and correct copies of each such document.
          (ii) GIG is not in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which the Business, or its operations may be bound or affected, or under which it or the Business or its operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by GIG is currently outstanding.
          (m) No Brokers. No action has been taken by GIG that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.
          (n) Employee Benefit Plans.
          (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of GIG (the “Employees”) and current or former directors of GIG including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), have been Previously Disclosed. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan; (E) the most recent summary plan description and any modifications for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan, and (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan, have been provided or made available to FCBI.
          (ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and GIG is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. GIG has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit

Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to GIG’s knowledge, threatened litigation relating to the Benefit Plans. GIG has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject GIG to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan. No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.
     (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by GIG or any Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered one employer with GIG under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). GIG has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the l2-month period ending on the date hereof or will be required to be filed in connection with the Transaction. Except as Previously Disclosed, there has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.
     (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of GIG included in the GIG Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. GIG has not provided, and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
     (v) GIG has no obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. GIG may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject GIG to a material tax under Section 4980B of the Code.
     (vi) None of the execution of this Agreement or consummation of the Transaction will (A) entitle any employees of GIG to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
          (vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.
          (viii) No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
          (ix) Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.
          (x) GIG does not maintain or participate in, and has not maintained or participated in, any multi-employer plans.
          (o) Labor Matters. GIG is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is GIG the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel GIG to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to GIG’s knowledge, threatened, nor is GIG aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
          (p) Environmental Matters.
          (i) GIG is in compliance with applicable Environmental Laws; (ii) to GIG’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by GIG has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) GIG has no liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither GIG has nor any Subsidiary received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (v) GIG is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vi) to GIG’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving GIG or any currently or formerly owned or operated property, that could reasonably be expected to result in any claims, liability or investigations against GIG or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (vii) GIG has Previously Disclosed and made available to FCBI copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to GIG, and any currently or formerly owned or operated property.
     As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
          (q) Tax Matters.
          (i) GIG (and any predecessor of GIG) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 starting with the Tax year beginning January 1, 2003 and GIG will be an S corporation up to and including the Closing Date. GIG’s Disclosure Schedule identifies each GIG Subsidiary that, since 2002, was a “qualified subchapter S Subsidiary” within the meaning of Code Section 1361(b)(3)(B). Each Subsidiary so identified was a qualified subchapter S Subsidiary at all time since the date shown on such schedule up to and including its date of dissolution.
          (ii) (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file which have not expired) by or with respect to GIG have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all respects, (C) all Taxes due and payable by GIG, including any Tax liability that should have been reflected on any Tax Return, have been timely paid in full, and adequate reserves or accruals for Taxes of GIG have been provided in the books and records of GIG in accordance with GAAP with respect to any period for which Taxes with respect to GIG are not yet due and owing, (D) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (E) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (F) no statutes of limitation with respect to any Taxes of GIG have been waived by or on behalf of GIG.
          (iii) GIG has made available to FCBI (A) true and correct copies of the U.S. federal, state local and foreign income and unincorporated Tax Returns filed by or on behalf of GIG for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three years relating to Taxes due from or with respect to GIG, or its income, assets or operations. GIG has Previously Disclosed any income, franchise or unincorporated business Tax Returns filed by or on behalf of GIG which have been examined by any taxing authority.
          (iv) GIG has Previously Disclosed all types of Taxes paid and all types of Tax Returns filed by or on behalf of GIG relating to the Tax periods ending in 2003, 2004, 2005 and 2006 (to the extent any such Tax period ends on or before the Closing Date). No claim has been made by a taxing authority in a jurisdiction where GIG does not file Tax Returns that GIG is or may be subject to taxation by that jurisdiction.
          (v) There are no audits or investigations by any taxing authority or proceedings in progress with respect to GIG, nor has GIG received any notice from any taxing authority that it intends to conduct such an audit or investigation.
          (vi) GIG has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.
          (vii) GIG does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country.
          (viii) No transaction contemplated by this Agreement is subject to withholding of any Tax under the Code.
          (ix) There are no liens or other encumbrances on any of the assets of GIG that arose in connection with any failure (or alleged failure) to pay any Tax.
          (x) No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to GIG.
          (xi) GIG is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.
          (xii) GIG has not filed a consent pursuant to Section 341(f) of the Code.
          (xiii) GIG will not be required to include any adjustment in taxable income for any period ending after the Closing Date under Section 481 of the Code (or under any similar provision of the Tax laws of any jurisdiction) as a result of a change in the method of accounting for a period ending on or before the Closing Date or pursuant to an agreement with any Tax authority with regard to the Tax liability of GIG for any period ending on or before the Closing Date. No item of income or gain reported by GIG for financial accounting purposes in any period ending before the Closing is require to be included in income for Tax purposes in any period ending after the Closing Date.
          (xiv) GIG is not a party to any Tax sharing or similar agreement or arrangement (whether or not written) with any person.
          (r) Risk Management Instruments. GIG is not a party to and neither has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on its balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) nor does GIG own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.
          (s) Properties. All real and personal property owned by GIG or presently used by it in the Business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the Business in the ordinary course of business consistent with its past practices. GIG has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of GIG as of June 30, 2007, included in the GIG Financial Statements or acquired after such date, other than properties sold by GIG in the ordinary course of the Business, except as reflected on the balance sheet of GIG as of June 30, 2007 included in the GIG Financial Statements or as Previously Disclosed. All real and personal property which is material to the Business and leased or licensed by GIG is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.
          (t) Intellectual Property. GIG owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in the Business, all of which have been Previously Disclosed by GIG, and GIG has not received any notice of conflict with respect thereto that asserts the right of others. GIG has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

          (u) Fiduciary Accounts. GIG has properly administered all accounts for which they act as a fiduciary, including but not limited to, accounts for which they serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither GIG, nor any of its directors, officers or employees, have committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
          (v) Books and Records. The books and records of GIG are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the Business and affairs of GIG.
          (w) Insurance. GIG has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by GIG (“Insurance Policies”). GIG is insured with reputable insurers against such risks and in such amounts as the management of GIG reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; GIG is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
          (x) Transactions With Affiliates. Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers, or employees of GIG, or any person or entity affiliated with them (collectively, “Affiliates”), relating to, arising from or affecting GIG, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of GIG, with or without adequate compensation, in any amount whatsoever. No existing or former shareholder, director, officer or employee of GIG has any claims against or disputes with GIG which could result in the imposition of any liability or judgment against GIG or any of its Subsidiaries.
          (y) Transactions in Securities. All offers and sales of GIG Common Stock by GIG were at all relevant times exempt from or complied with the registration requirements of the Securities Act.
          (z) Disclosure. The representations and warranties contained in this Section 4.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4.03 not misleading.
     4.04 Representations and Warranties of the Stockholders. Subject to Sections 4.01 and 4.02, the Stockholders hereby severally represent and warrant to FCBI as follows:
          (a) Title of Shares. All of the issued and outstanding shares of GIG Common Stock are now, and at all times until the Effective Time will be, owned of record and beneficially by the Stockholders in the amounts and the percentages set forth in Section 4.04(a) of GIG’s Disclosure Schedule. Each Stockholder has good and marketable title to the shares of GIG

Common Stock owned by him, free and clear of all Liens and such stock is not subject to any restrictions on transferability, except as Previously Disclosed.
          (b) Agreement to Convey. The Stockholders will convey or cause to be conveyed to FCBI on the Closing Date a certificate or certificates representing their shares of GIG Common Stock in exchange for the Transaction Consideration provided for in accordance with this Agreement.
          (c) Authorized and Effective Agreement. Each Stockholder has the full legal right, capacity and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform and consummate fully his obligations hereunder. This Agreement has been duly and validly executed and delivered by each Stockholder and is legally binding upon and enforceable against each Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (d) No Conflict. Neither the execution nor delivery of this Agreement nor the consummation of the Transaction will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien on the shares of GIG Common Stock of the Stockholders under any agreement, instrument, order, judgment or decree to which any Stockholder is a party, is bound or is subject and no further action is required to be taken by such Stockholder, nor is it necessary for any Stockholder to obtain any action, approval or consent by or from any third persons or Governmental Authority, to enable such Stockholder to enter into or perform his obligations under this Agreement.
          (e) Special Securities Law Representations of the Stockholders.
          (i) Each Stockholder is acquiring the shares of FCBI Common Stock solely for his own account, for investment and not with a view to sale or distribution thereof or any portion or component thereof, and such Stockholder will not sell, offer to sell or otherwise dispose of or distribute the shares of FCBI Common Stock or any portion or component thereof in any transaction other than a transaction complying with the registration requirements of the Securities Act and applicable state securities or blue sky laws, or pursuant to an exemption therefrom.
          (ii) Each Stockholder is an “accredited investor,” as defined in SEC Rule 501 under the Securities Act.
          (iii) Each Stockholder has received a copy of FCBI’s (i) Annual Report on Form 10-K for the year ended December 31, 2006 and (ii) Quarterly Report on Form 10-Q for the three months ended March 31, 2007, has reviewed such documents carefully and has had an opportunity to otherwise obtain any additional information as he has requested through discussions with representatives of FCBI. Each Stockholder is sufficiently experienced in financial and business matters to be capable of evaluating, alone or together with a qualified financial adviser retained by the Stockholder prior to the date hereof for the purpose, the merits and risk of his investment and to make an informed decision relating hereto.
          (f) Ownership of Other Insurance Agency which Conducts the Business. Except as Previously Disclosed, and except as contemplated by Section 6.03(e) hereof, neither of the Stockholders have any ownership or serve as a director, officer or employee in an insurance agency which conducts the Business or any business similar to the Business.
     4.05 Representations and Warranties of FCBI. Subject to Sections 4.01 and 4.02, FCBI hereby represents and warrants to GIG as follows:
          (a) Organization, Standing and Authority. FCBI is duly organized, validly existing and in good standing under the laws of the State of Nevada. FCBI is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. FCBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.
          (b) FCBI Stock.
          (i) As of the date hereof, the authorized capital stock of FCBI consists solely of 25,000,000 shares of FCBI Common Stock, of which 11,232,466 shares were issued and outstanding as of June 30, 2007, and 1,000,000 shares of FCBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of FCBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of FCBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of FCBI, except for shares of FCBI Common Stock issuable pursuant to FCBI Benefit Plans and by virtue of this Agreement.
          (ii) The shares of FCBI Common Stock to be issued in exchange for shares of GIG Common Stock in the Transaction, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.
          (c) The Bank.
          (i) The Bank has been duly organized and is validly existing in good standing under the laws of the United States and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Bank is duly licensed by the OCC and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.
          (ii) As of the date hereof, (A) FCBI owns, directly or indirectly, all the issued and outstanding equity securities of the Bank, (B) no equity securities of the Bank are or may become required to be issued (other than to FCBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which the Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to FCBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to FCBI’s right to vote or to dispose of such securities.
          (d) Corporate Power. FCBI has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. FCBI has the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.
          (e) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of FCBI and FCBI Board. This Agreement has been duly executed and delivered by FCBI and, assuming due authorization, execution and delivery by GIG and the Stockholders, this Agreement is a valid and legally binding agreement of FCBI enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (f) Regulatory Approvals; No Defaults.
          (i) Except for a notification to be made to the Federal Reserve Bank after the completion of the Transaction, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FCBI or any of its Subsidiaries in connection with the execution, delivery or performance by FCBI of this Agreement or to consummate the Transaction.
          (ii) Subject to the notice filings referred to in the preceding paragraph, the execution, delivery and performance of this Agreement by FCBI and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of FCBI or of any of its Subsidiaries or to which FCBI or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of FCBI or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
          (g) Financial Reports and Securities Documents; Material Adverse Effect.
          (i) FCBI’s Annual Report on Form 10-K for the year ended December 31, 2006 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, FCBI’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of FCBI and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in Stockholders ‘ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in Stockholders’ equity and cash flows, as the case may be, of FCBI and its Subsidiaries for the periods to which they relate, in each case, in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.
          (ii) Since June 30, 2007, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.05 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to FCBI.
          (h) Litigation. Except as described in FCBI’s Securities Documents, (A) no litigation, claim or other proceeding before any court or governmental agency is pending against FCBI or its Subsidiaries which could have a Material Adverse Effect with respect to FCBI if determined adversely to FCBI and, to FCBI’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding, and (B) neither FCBI nor any of its Subsidiaries is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect with respect to FCBI.
          (i) No Brokers. No action has been taken by FCBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, except for payment of a fee to Gould Capital, LLC.
          (j) Regulatory Matters.
          (i) Neither FCBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with their supervision or regulation

(collectively, the “FCBI Regulatory Authorities”). FCBI and its Subsidiaries have paid all assessments made or imposed by any FCBI Regulatory Authority.
          (ii) Neither FCBI nor any its Subsidiaries has been advised by, and do not have any knowledge of facts which could give rise to an advisory notice by, any FCBI Regulatory Authority that such FCBI Regulatory Authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (k) Compliance With Laws. Each of FCBI and its Subsidiaries:
          (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business;
          (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FCBI’s knowledge, no suspension or cancellation of any of them is threatened; and
          (iii) has received, since December 31, 2002, no notification or communication from any Governmental Authority (A) asserting that FCBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to FCBI’s knowledge, do any grounds for any of the foregoing exist).
          (l) Disclosure. The representations and warranties contained in this Section 4.05, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4.05 not misleading.
ARTICLE V
COVENANTS
     5.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of GIG, the Stockholders and FCBI agrees to use his or its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other party hereto to that end.
     5.02 Covenants of the Stockholders. The Stockholders covenant and agree that (i) each Stockholder’s execution and delivery of this Agreement shall constitute such Stockholder’s approval and consent of the Agreement and the Transaction; and (ii) each Stockholder shall not, prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, sell, pledge, transfer or otherwise dispose of the Stockholder’s shares of GIG Common Stock.
     5.03 Registration of FCBI Common Stock.
          (a) In order to permit resales of FCBI Common Stock to be issued to the Stockholders pursuant to this Agreement, FCBI shall, at its cost, prepare and cause to be filed a Registration Statement on Form S-3 (the “Form S-3”) with the SEC within sixty (60) days of the Closing Date and use its reasonable best efforts to have the Form S-3 declared effective by the SEC promptly thereafter. FCBI shall use its reasonable best efforts to keep the Form S-3 continuously effective under the Securities Act for a period which will terminate when all FCBI Common Stock covered by the Form S-3 has been sold pursuant to the Form S-3 or when all FCBI Common Stock covered by the Form S-3 can be sold freely pursuant to SEC Rule 144 under the Securities Act, whichever is shorter (the “Effectiveness Period”). FCBI will provide to the Stockholders a copy of the Prospectus which is part of the Form S-3 (the “Prospectus”). FCBI further agrees to supplement or amend the Form S-3, including the Prospectus, to the extent required by the Form S-3, the Securities Act and the regulations thereunder, and to provide to the Stockholders a copy of any such supplement or amendment promptly after it is filed with the SEC.
          (b) FCBI shall use its reasonable best efforts to register or qualify the FCBI Common Stock under all applicable state securities or blue sky laws of the states in which the Stockholders reside by the time that the Form S-3 is declared effective by the SEC; provided, however, that FCBI shall not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.03(b); (ii) file any general consent to service of process in any jurisdiction where it would not otherwise be subject to such service of process or (iii) subject itself to taxation in any such jurisdiction if it is not then so subject.
          (c) FCBI will notify the Stockholders of the happening of any event or the failure of any event to occur or the discovery of any facts or otherwise during the Effectiveness Period which makes any statement in the Form S-3 untrue in any material respect or which causes the Form S-3 to omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and in such event FCBI also will notify the Stockholders to suspend use of the Prospectus; and each Stockholder hereby agrees to suspend use of the Prospectus under such circumstances until such time as FCBI has supplemented or amended the Prospectus to correct such misstatement or omission and notified the Stockholder of the same.
          (d) Each Stockholder shall cooperate with FCBI and use his best efforts to assist FCBI in connection with the preparation and filing of the Form S-3 and any related application, notice or filing, and shall, upon request, furnish FCBI all information concerning himself and such other matters as may be reasonably necessary or advisable in connection with the Form S-3 and any related application, notice or filing.

     5.04 Regulatory Filings.
          (a) Each of FCBI, GIG and the Stockholders shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties necessary to consummate the Transaction. Each of FCBI and GIG shall have the right to review in advance, and, to the extent practicable, each shall consult with the other, in each case, subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.
          (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries (if applicable) to any third party.
     5.05 Press Releases.
          GIG and FCBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or, in the case of FCBI, the rules or regulations of Nasdaq. GIG and FCBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.
     5.06 Access; Information.
          (a) GIG agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford FCBI and FCBI’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of GIG and its Subsidiaries and to such other information relating to GIG as FCBI may reasonably request and, during such period, it shall furnish promptly to FCBI all information concerning the Business, properties and personnel of GIG as FCBI may reasonably request.
          (b) FCBI agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford GIG and its authorized representatives such access to FCBI’s personnel as GIG may reasonably request.

          (c) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transaction. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the Transaction shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the Transaction.
          (d) GIG shall provide the required GIG Financial Statements not later than five (5) Business Days after the close of every month prior to the Closing Date.
     5.07 Acquisition Proposals. GIG agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving GIG, or any purchase of all or substantially all of the assets of GIG or more than 10% of the outstanding equity securities of GIG (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). GIG further agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. GIG agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. GIG agrees that it will notify FCBI if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, GIG or any of its representatives.
     5.08 Indemnification.
          (a) From and after the Effective Time, the Stockholders shall severally indemnify and hold harmless FCBI and GIG against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) incurred in connection with (i) their conduct of the Business, (ii) any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving GIG, or the Stockholders existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time or (iii) breaches of representations and warranties hereunder. Without intending to in any way limit the indemnification provided for hereunder, the Stockholders severally intend to indemnify and hold harmless FCBI and GIG for any losses, claims damages, liabilities and expenses which may arise (i) for any claims or counter claims identified in GIG’s Disclosure Schedule 4.03(i), (ii) for any failure to have operated or be operating with business entity licenses as identified in GIG Disclosure Schedule 4.03(k), and (iii) for any claims or counter claims arising from Item 4 of the Assignment and Assumption of Lease for the property located at 811 Gallimore Dairy Road, High Point, NC 27265.
          (b) FCBI and GIG shall indemnify and hold harmless the Stockholders against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) incurred by them or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, made by any third party against them arising from the conduct of the business and operations of FCBI or GIG after the Closing Date.
          (c) Any indemnified party wishing to claim indemnification under Section 5.08(a) or (b) upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the other party, but the failure to so notify shall not relieve the indemnifying party of any liability it may have to the indemnified party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the indemnifying party shall have the right to assume the defense thereof and the indemnifying party shall not be liable to the indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by the indemnified party in connection with the defense thereof, except that if the indemnifying party elects not to assume such defense or counsel for the indemnified party advises that there are issues which raise conflicts of interest between the indemnifying party and the indemnified party, the indemnified party may retain counsel which is reasonably satisfactory to the indemnifying party, and the indemnifying party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the indemnified party (which may not exceed one firm in any jurisdiction), (ii) the indemnified party will cooperate in the defense of any such matter, and (iii) the indemnifying party shall not be liable for any settlement effected without its prior written consent.
          (d) Subject to Section 5.08(e) hereof, FCBI may satisfy any indemnification obligation hereunder from any Holdback Payment or Earn-Out Payment that is otherwise due to Stockholders pursuant to Article II hereof.
          (e) No indemnifying party shall be liable to any indemnified parties pursuant to this Section 5.08 unless the aggregate of all claims pursuant to this Section 5.08 asserted by the indemnified parties for which the indemnifying party would, but for this provision, be liable exceeds on a cumulative basis an amount equal to Twenty Five Thousand and 00/100 Dollars ($25,000.00), in which event the indemnifying party shall be liable only for the excess of such claims over Twenty Five Thousand and 00/100 Dollars ($25,000.00). Notwithstanding the foregoing, (i) any claims made for liabilities associated with a breach of the tax representations and warranties in Section 4.03(q) shall not be subject to any limitation on the amount of liability which must be incurred before a claim may be asserted, and (ii) to the extent that any one claim relates to a liability which is in excess of $25,000, either party may seek indemnification hereunder from the other party for the entire amount of such liability.
     5.09 Benefit Plans.
          (a) As soon as administratively practicable after the Effective Time, FCBI shall take all reasonable action so that employees of GIG shall be entitled to participate in each employee benefit plan, program or arrangement of FCBI of general applicability (the “FCBI Benefit Plans”) to the same extent as similarly-situated employees of FCBI and its Subsidiaries (it being understood that inclusion of the employees of GIG in FCBI Benefit Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require FCBI or any of its Subsidiaries to make any grants to any former employee of GIG under any discretionary equity compensation plan of FCBI. FCBI shall cause each FCBI Benefit Plan in which employees of GIG are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under FCBI Benefit Plans, the service of such employees with GIG to the same extent as such service was credited for such purpose by GIG, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of FCBI to amend or terminate any of GIG’s Benefit Plans in accordance with their terms at any time.
          (b) Effective as of the Effective Time, GIG shall have entered into employment agreements with Messrs. Cummings and Davis and Ms. Brewer, the forms of which are set forth as Annexes A-C hereto, respectively.
     5.10 Restrictions Respecting Competing Businesses and Confidential Information.
          (a) Each of the Stockholders acknowledges and agrees that by virtue of Mr. Cummings’ ownership, position and involvement with the Business and affairs of GIG, Mr. Cummings has developed substantial expertise and knowledge with respect to all aspects of the Business and GIG’s affairs and operations and has had access to all significant aspects of the Business and GIG’s operations and to Confidential and Proprietary Information. Pursuant to the employment agreement that Mr. Cummings will enter into in connection with the Closing, which is set forth in Annex A, Mr. Cummings shall continue to develop such expertise and knowledge with respect to all aspects of the Business and GIG’s affairs and operations and will continue to have access to all significant aspects of the Business and GIG’s operations and to Confidential and Proprietary Information.
          (b) Mr. Cummings hereby covenants and agrees that, for so long as he is employed by GIG and thereafter, unless otherwise authorized by GIG in writing, Mr. Cummings shall not, directly or indirectly, under any circumstance: (i) disclose to any other Person or entity (other than in the regular course of the Business of GIG) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of GIG; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of GIG; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any

Confidential and Proprietary Information. When Mr. Cummings’ employment with GIG ends, Mr. Cummings shall return all copies of any documents, data, records and other items containing any Confidential and Proprietary Information to GIG (regardless of the medium in which maintained or stored).
          (c) During the Covered Period, Mr. Cummings shall not, directly or indirectly,
          (i) manage, own, advise, operate, control or participate in any Competing Business within the Restricted Area, or
          (ii) induce, encourage or influence any Person that at that time has a business relationship with GIG, or any Affiliate thereof, to discontinue or reduce the extent of such relationship.
     For purposes of this Agreement, Mr. Cummings shall be deemed to be directly or indirectly participating in a business if he is engaged or interested in that business as a stockholder, director, officer, or executive, agent, partner, individual proprietor, consultant, advisor, or otherwise, but not if Mr. Cummings’ interest and involvement is limited solely to the ownership of not more than 5% of the securities of any class of equity securities of a corporation or other Person whose shares are listed or admitted to trade on a national securities exchange or are quoted on the Nasdaq Global Market or a similar means if the Nasdaq Global Market is no longer providing such information.
          (d) During the Covered Period, Mr. Cummings shall not hire, or solicit or attempt to solicit for hire a Covered Employee, encourage another Person to hire a Covered Employee, or otherwise seek to adversely influence or alter such Covered Employee’s relationship with GIG, or any of its Affiliates (except during Mr. Cummings’ employment with GIG, when acting on the good faith belief that ending the Covered Employee’s employment would be in GIG’s best interest).
          (e) Mr. Cummings acknowledges that as a result of his ownership of and employment with GIG, Mr. Cummings has held a position of the highest trust in which he came to know GIG’s employees, its customers and its Confidential and Proprietary Information, as well as that of its Affiliates. Mr. Cummings agrees that the provisions of Section 5.10 (c) and (d) hereof are necessary to protect GIG’s legitimate business interests and to protect the value of FCBI’s purchase of GIG. Mr. Cummings warrants that these provisions will not unreasonably interfere with his ability to earn a living or to pursue his occupation after his employment ends for any reason. Mr. Cummings agrees to promptly notify GIG of the name and address of any Person or entity to which he provides services during the Covered Period and authorizes GIG, after consultation with him as to the form and content of any such notice, to notify that entity of his obligations under this Agreement.
          (f) Each of the Stockholders hereto agrees that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide GIG with any broader, further or other remedy or protection than those provided herein.

          (g) Because the breach of any of the provisions of this Section 5.10 will result in immediate and irreparable injury to GIG for which GIG will not have an adequate remedy at law, GIG shall be entitled, in addition to all other rights and remedies, to seek a decree of specific performance of the restrictive covenants contained in this Section 5.10 and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.
          (h) The parties hereby expressly waive the application of any law, regulation, holding or rule of construction providing that ambiguities in the Agreement will be construed against the party based on having drafted such agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party. If any provision of this Section 5.10 shall be deemed invalid as to its duration, scope, or area, then notwithstanding such invalidity, that provision shall be deemed valid to the fullest extent permitted by law, and the parties agree that, if any court makes such a determination, the parties authorize the court to reduce the duration, scope or area of such provisions and to delete specific words and phrases and, in such modified form, to be enforced to fullest extent permitted by law.
     5.11 Incentive Compensation Plan.
          (a) Beginning in 2007 and for each of the four additional years following the Effective Time, FCBI agrees that it shall provide for the establishment of a bonus pool for the purpose of paying incentive compensation to GIG, provided that GIG generates Actual EBT above certain minimum EBT thresholds. It is contemplated that any such incentive compensation shall be for the benefit of Mr. Cummings, provided that he continues to be employed by FCBI for the duration of any year in question, unless Mr. Cummings’ employment with GIG shall have been terminated by GIG without cause or as the result of a Change in Control of FCBI or GIG. Notwithstanding the foregoing, Mr. Cummings shall have the authority to award any of such earned incentive compensation to other employees.
          (b) To the extent that Mr. Cummings employment with GIG ceases as a result of his death during the five year period covered by this Section 5.11, GIG in its sole discretion may elect to make a payment to Mr. Cummings’ estate to the extent that it believes (in its sole discretion) such a payment to be appropriate given the circumstances of the Business at the time of Mr. Cummings’ death. The parties hereto agree that the inclusion of this provision in the Agreement is solely based on the acknowledgement of the Stockholders that their estates shall be forever barred from bringing any lawsuit under this Section 5.11(b) which challenges any determination by GIG of whether a payment is due hereunder or the amount of any such payment.
          (c) Subject to adjustment as described in Section 5.11(d) hereof, the minimum EBT threshold which must be met in each of 2007, 2008, 2009, 2010 and 2011 in order to be eligible for incentive compensation hereunder is $330,000, $890,000, $1,200,000, $1,600,000 and $2,200,000, respectively (each, a “Hurdle”). In order for FCBI to contribute to the bonus pool to be established hereunder, GIG must generate Actual EBT in excess of the Hurdle for the year in question. To the extent that Actual EBT exceeds the Hurdle for the year in question (such amount of such Actual EBT being referred to as “Qualifying Earnings”), FCBI shall contribute an amount equal to 30% of the excess of such Qualifying Earnings over the Hurdle for that year. FCBI shall determine whether a Hurdle has been achieved within 15 days of the end of a given calendar year. Any required incentive payment due hereunder shall be made within 20 days of the end of such given calendar year.
          (d) To the extent that the Qualifying Earnings in any given year exceed the Hurdle that has been established for the next succeeding year, (i) the amount of such Qualifying Earnings shall become the new Hurdle for that next succeeding year, and (ii) FCBI shall contribute an additional amount equal to 10% of the excess of such Qualifying Earnings over the Hurdle that was originally established for the next year, provided that the Actual EBT in the next succeeding year is not less than the new Hurdle that was so established. Similarly, to the extent that Qualifying Earnings in any given year exceed the Hurdle that has been established for the second succeeding year, FCBI shall contribute an additional amount equal to 5% of the excess of such Qualifying Earnings over the Hurdle that was originally established for the second succeeding year, provided that Actual EBT in the second succeeding year is not less than Qualifying Earnings so earned in the initial year which gives rise to such compensation.
          (e) FCBI shall determine in its sole discretion whether to pay any incentive compensation due hereunder in cash or shares of FCBI Common Stock. To the extent that FCBI determines to pay any such compensation in shares of FCBI Common Stock, the number of shares to be issued shall be based on the Average Share Price.
          (f) Annex D hereto sets forth for illustrative purposes only the application of the principles of this Section 5.11, and is not intended to have any other legal effect.
     5.12 Certain Other Agreements.
          (a) Mr. Cummings shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for GIG for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Mr. Cummings shall permit FCBI to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, the Stockholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by FCBI on behalf of GIG to the Stockholders for such periods.
          (b) All Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Stockholders when due, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, FCBI shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
          (c) FCBI, GIG, and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. GIG, and the Stockholders agree to retain all books and records with respect to Tax matters pertinent to GIG relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by FCBI or GIG, any extensions thereof) of the respective taxable periods.
          (d) FCBI shall use its commercially reasonable best efforts to cause any personal guaranties provided by Mr. Cummings in connection with prior acquisitions by GIG of businesses to be extinguished.
     5.13 Notification of Certain Matters. Each of GIG and FCBI shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE TRANSACTION
     6.01 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligation of each of the parties hereto to consummate the Transaction is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:
          (a) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.
     6.02 Conditions to Obligations of GIG and the Stockholders. The obligations of GIG and the Stockholders to consummate the Transaction is also subject to the fulfillment or written waiver by GIG prior to the Closing Date of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of FCBI set forth in this Agreement, subject in all cases to the standard set forth in Section 4.02, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and GIG shall have received a certificate, dated the Closing Date, signed on behalf of FCBI by the Chief Executive Officer and the Chief Financial Officer of FCBI to such effect.
          (b) Performance of Obligations of FCBI. FCBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and GIG shall have received a certificate, dated the Closing Date, signed on behalf of FCBI by the Chief Executive Officer and the Chief Financial Officer FCBI to such effect.

          (c) Other Actions. FCBI shall have furnished GIG with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as GIG may reasonably request.
     6.03 Conditions to Obligations of FCBI. The obligations of FCBI to consummate the Transaction are also subject to the fulfillment or written waiver by FCBI prior to the Closing Date of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of GIG and the Stockholders set forth in this Agreement, subject in all cases to the standard set forth in Section 4.02, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and FCBI shall have received (i) a certificate, dated the Closing Date, signed on behalf of GIG by the President and the Secretary of GIG to such effect, and (ii) a certificate, dated the Closing Date, signed by each of the Stockholders.
          (b) Performance of Obligations of GIG and the Stockholders. GIG and the Stockholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and FCBI shall have received (i) a certificate, dated the Closing Date, signed on behalf of GIG by the President and the Secretary of GIG to such effect, and (ii) a certificate, dated the Closing Date, signed by each of the Stockholders.
          (c) Employment Agreements. GIG shall have executed the employment agreements required by Section 5.08(b) hereof.
          (d) Acquisition of Real Estate. As of the Effective Time, FCBI shall have entered into a legally binding agreement to acquire from Cummings Family Holdings, LLC for cash consideration of $2,375,000, good and unencumbered titled to that parcel of real estate located at 711 Gallimore Dairy Road, High Point, North Carolina, pursuant to the form of agreement set forth in Annex E hereto.
          (e) Other Required Actions.
          (1) As of the Effective Time, GIG shall have acquired all of the outstanding stock of the Providence Insurance Agency, Inc. pursuant to the terms of the Stock Purchase Agreement which has been Previously Disclosed. All matters pertaining to the closing of such transaction shall be acceptable to FCBI in its sole discretion.
          (2) As of the Effective Time, GIG shall have entered into Satisfaction and Release Agreements, each of which has been Previously Disclosed, with the following parties: (i) Dan Garrison Insurance Agency, Inc. and Dan H. Garrison and Joann Panter Garrison; (ii) Lewis O. Hunt Agency, Inc. and Kenneth L. Hunt and Vickie G. Hunt; (iii) Coy R. King; (iv) Risk & Insurance Brokerage Corp.; (v) Carl A. Walker; (vi) William B. Smith, Inc. and William B. Smith; (vii) Ronald B. Worthington and Judith G. Worthington; and (viii) Shawn C.

Cummings. All documentation associated with each of such Separation and Release Agreements shall be acceptable to FCBI in its sole discretion.
     (3) As of the Effective Time, GIG shall have entered into an Assignment and Assumption Agreement with CompCheck, Inc., which has been Previously Disclosed, with respect to the Hill Consulting Contract, as defined in such agreement. All documentation associated with such agreement shall be acceptable to FCBI in its sole discretion.
     (4) As of the Effective Time, GIG shall have entered into a Bill of Sale, Assignment and Assumption Agreement with Agency Partners, LLC, which has been Previously Disclosed, with respect to the Castor-Erie Book and the Castor-Erie Promissory Note, each as defined in such agreement. In connection with the foregoing, Agency Partners, LLC, shall have entered into a Release and Substitution of Collateral Agreement with Erie Indemnity Company and Compcheck, Inc., which has been Previously Disclosed. All documentation associated with both of such agreements shall be acceptable to FCBI in its sole discretion.
     (5) As of the Effective Time, GIG shall have entered into a Bill of Sale, Assignment and Assumption Agreement with Agency Partners, LLC, which has been Previously Disclosed, with respect to the Needham Non-Erie Book and the Needham Consulting Agreement, each as defined in such agreement. In connection with the foregoing, Agency Partners, shall have entered into a Substitution of Collateral Agreement with The Needham Group, Inc. and Compcheck, Inc., and Agency Partners, LLC shall have entered into an Amendment to Security Agreement with The Needham Group, Inc, each of which has been Previously Disclosed. All documentation associated with each of such agreements shall be acceptable to FCBI in its sole discretion.
     (6) As of the Effective Time, GIG shall have entered into a Bill of Sale, Assignment and Assumption Agreement with Compcheck, Inc., which has been Previously Disclosed, with respect to the GIG-Erie Book and the GIG-Erie Promissory Note, each as defined in such agreement. In connection with the foregoing, Agency Partners, LLC, shall have entered into a Release and Substitution of Collateral Agreement with Erie Indemnity Company and Compcheck, Inc., which has been Previously Disclosed. All documentation associated with such agreement shall be acceptable to FCBI in its sole discretion.
     (7) As of the Effective Time, GIG shall have entered into a Release and Substitution of Collateral Agreement with Gary E. Osborne, Compcheck, Inc., Cummings Family Holdings, LLC and each of the Stockholders, a related Assignment and Assumption Agreement between GIG and CompCheck, Inc. and a related Pledge and Escrow Agreement among the Stockholders, Gary E. Osborne and Bruce H. Connors, each of which has been Previously Disclosed. All documentation associated with such agreements shall be acceptable to FCBI in its sole discretion.

          (f) Other Actions. GIG and the Stockholders shall have furnished FCBI with such certificates of its officers (as applicable) or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as FCBI may reasonably request.
ARTICLE VII
TERMINATION
     7.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned:
          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of FCBI, GIG and the Stockholders.
          (b) Breach. At any time prior to the Effective Time, by FCBI on the one hand or GIG and the Stockholders on the other hand, in the event of: (i) a breach by FCBI on the one hand or GIG and the Stockholders on the other hand, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 4.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by FCBI on the one hand or GIG and the Stockholders on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to FCBI or GIG, as the case may be.
          (c) Delay. At any time prior to the Effective Time, by FCBI on the one hand or GIG and the Stockholders on the other hand, in the event that the Transaction is not consummated by October 30, 2007, except to the extent that the failure of the Transaction then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 7.01(c).
          (d) Due Diligence. By FCBI in the event the results of FCBI’s investigation of the Business, operations, capital, prospects, investments, affairs, condition (financial or otherwise) of GIG are not satisfactory to FCBI in its sole discretion, whether or not any of the foregoing would constitute a Material Adverse Effect.
     7.02 Effect of Termination and Abandonment.
          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in this Section 7.02 and Section 7.01.
          (b) If this Agreement is terminated by either FCBI on the one hand or GIG or the Stockholders on the other hand, due to a breach of a representation, warranty, covenant or undertaking, the party or parties committing such breach shall be liable to the other party or parties for the expenses of such other party or parties, without prejudice to any other rights or remedies as may be available to the non-breaching party or parties.

ARTICLE VIII
MISCELLANEOUS
     8.01 Survival. The representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time.
     8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.
     8.03 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.
     8.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Nevada applicable to contracts made and to be performed entirely within such State.
     8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.
     8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to GIG to:

Greenpoint Insurance Group, Inc.
711 Gallimore Dairy Road
High Point, NC 27265
Attention:	Shawn Curtis Cummings,
President
Fax:	(336) 294-9096

If to the Stockholders to:

Shawn Curtis Cummings
Jennifer Hirt Cummings

c/o Greenpoint Insurance Group, Inc.
711 Gallimore Dairy Road
High Point, NC 27265
Attention:	Shawn Curtis Cummings,
President
Fax:	(336) 294-9096

With a copy to:

Bruce H. Connors, PLLC
609-B Eugene Court
Greensboro, North Carolina 27401
Attention:	Bruce H. Connors, Esq.
Fax (336) 333-7909

If to FCBI to:

First Community Bancshares, Inc.
One Community Place
Bluefield, West Virginia 24605
Attention:	John M. Mendez, President
and Chief Executive Officer
Fax: (276) 326-9010

With a copy to:

Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
Attention:	Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax: (202) 457-6315
     8.07 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     8.08 Severability. Except to the extent that application of this Section 8.08 would have a Material Adverse Effect on GIG or FCBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
     8.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written (September 28, 2007).
     8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, the employment agreement required by Section 5.08(b) hereof may be assigned in accordance with its terms. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     8.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, FCBI may at any time modify the structure of the acquisition of GIG set forth herein, subject to the prior written consent of GIG and the Stockholders, which consent shall not be unreasonably withheld or delayed, provided that (i) the Transaction Consideration to be paid to the holders of GIG Common Stock is not thereby reduced in amount as a result of such modification and (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST COMMUNITY BANCSHARES, INC.
By:	/s/ JOHN M. MENDEZ
Name:	John M. Mendez
Title:	President and Chief Executive Officer

GREENPOINT INSURANCE GROUP, INC.
By:	/s/ SHAWN CURTIS CUMMINGS
Name:	Shawn Curtis Cummings
Title:	President

/s/ SHAWN CURTIS CUMMINGS
SHAWN CURTIS CUMMINGS

/s/ JENNIFER HIRT CUMMINGS
JENNIFER HIRT CUMMINGS